Exhibit 99.1

PRESS RELEASE

Tyson Foods, Inc. Announces Completion of the Tender Offer for Cash of Any and All of

Its Outstanding 10.50% Senior Notes due 2014 and Related Consent Solicitation, Execution

of the First Supplemental Indenture and Redemption of Any Notes Not Tendered or

Repurchased

SPRINGDALE, ARK. (June 13, 2012) (GLOBE NEWSWIRE) Tyson Foods, Inc. (the “Company”) announced today the results of its cash tender offer (the “Tender Offer”) for any and all of its outstanding 10.50% Senior Notes due 2014 (the “Notes”) and solicitation for consents to certain proposed amendments to the indenture (“Indenture”) governing the Notes (the “Consent Solicitation”).

The Tender Offer and Consent Solicitation expired at 11:59 p.m., New York City time, on June 12, 2012 (such time and date, the “Expiration Date”). As of the Expiration Date, an aggregate amount of $790,077,000 principal amount of the Notes (or 97.54% of the outstanding Notes) have been tendered, and with respect to which the Company has received consents. Accordingly, the percentage of consents received exceeds the requisite consents needed to amend the Indenture. The Company, the subsidiary guarantors parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, have entered into a supplemental indenture to effect the proposed amendments relating to the elimination of substantially all of the restrictive covenants, certain of the events of default and related provisions contained in the Indenture.

The Company has accepted for purchase all of the Notes validly tendered in the Tender Offer. The total consideration to be paid for such Notes will be equal to $1,166.25 per each $1,000 in principal amount plus accrued and unpaid interest up to but not including June 13, 2012, the settlement date for the Tender Offer.

In addition, on June 13, 2012, the Company has irrevocably requested the Trustee to issue notice to the applicable holders of the Company’s election to redeem any Notes not tendered or otherwise repurchased as of the redemption date specified in the notice. The redemption price of the Notes is 100% of the principal amount redeemed, plus the Applicable Premium (as defined in the Indenture) as of, and accrued and unpaid interest to, the redemption date, payable in cash (interest will cease to accrue on the Notes called for redemption on and after the redemption date). The redemption date is expected to be July 13, 2012.

About Tyson Foods

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is one of the world’s largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. The Company provides products and services to customers throughout the United States and more than 130 countries. The company has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, the Company strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

This announcement contains forward-looking statements. All statements, other than statements of historical facts included in this announcement that address activities, events or developments that the Company expects or anticipates to occur in the future are forward-looking statements, including statements related to the Company’s anticipated purchase or redemption of certain outstanding securities. These statements are based on the Company’s current expectation and involve risks and uncertainties that could cause the Company’s actual results to differ materially. All forward-looking statements included in this announcement are based on information available to the Company on the date of this announcement. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:	Gary Mickelson, 479-290-6111

Investor Contact:	Jon Kathol, 479-290-4235